Exhibit 10.3
NORTHFIELD BANK
ADDENDUM TO EMPLOYMENT AGREEMENT DATED JULY 1, 2010
          This Employment Agreement Addendum (this “Addendum”) is made effective as of the 1st day of January, 1, 2011 (the “Effective Date”), by and between Northfield Bank (the “Bank”), a federally-chartered savings bank with its principal offices at 1731 Victory Boulevard, Staten Island, New York 10314-3598, and Steven M. Klein (“Executive”). This Addendum shall only effect the provisions of section 5 (c), of the July 1, 2010 Employment Agreement (the “Agreement”) between the Bank and Executive, all other terms and conditions of such Agreement shall remain in effect.
WITNESSETH:
          WHEREAS, the Bank is a wholly-owned subsidiary of Northfield Bancorp, Inc., a federally-chartered stock holding company (the “Company”). The Company is a subsidiary of Northfield Bancorp, MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”); and
          WHEREAS, Executive and the Bank entered into the Agreement dated July 1, 2010, pursuant to which Executive serves as Executive Vice President and Chief Financial Officer of the Bank; and
          WHEREAS, the Bank and Executive believe it is in the best interests of the Bank to modify the Agreement, and Executive is willing to continue to serve in the employ of the Bank on a full-time basis as Executive Vice President and Chief Financial Officer on the terms and conditions of the Agreement and this Addendum.
          NOW, THEREFORE, in consideration of the mutual premises and covenants contained in the Agreement, the parties hereby agree that Section 5 (c) of the Agreement will be replaced in its entirety with the following:
5	(c) Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable, medical and dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive’s termination. Such coverage shall continue at the Bank’s expense for a period of thirty-six (36) months from the Date of Termination. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits. Such cash lump sum payment shall be made in a lump sum within thirty (30) days after the Date of Termination, or in the event Executive is a Specified Employee (with the meaning of Treasury Regulation Section 1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive’s Date of Termination.

          IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement on the Effective Date.

Northfield Bank

Attest:

/s/ Madeline G. Frank	By:	/s/ John W. Alexander
Secretary		Title:	Chairman of the Board, President and
Chief Executive Officer

Attest:	Executive

/s/ Madeline G. Frank	/s/ Steven M. Klein
Secretary	Steven M. Klein, Executive Vice President & Chief
Financial Officer

Northfield Bancorp, Inc. (The Company is executing this Agreement only for purposes of acknowledging the obligations of the Company hereunder.)

Attest:

/s/ Madeline G. Frank	By:	/s/ John W. Alexander
Secretary		Title:	Chairman of the Board, President and
Chief Executive Officer

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